EXHIBIT 10.4 — Schedule of Named Executive Officers Compensation
On December 21, 2010, the Compensation Committee of First Financial Corporation (the “Corporation”) set the 2011 annual base salaries of the named executive officers. These amounts are set forth in the table below.

Name and Principal Position	2011 Base Salary
Donald E. Smith	$709,931
President and Chairman of the Corporation; Chairman of First Financial Bank, NA
Norman L. Lowery	$585,826
Vice Chairman, CEO and Vice President of the Corporation; President and CEO of First Financial Bank, NA
Thomas S. Clary	$182,206
Senior Vice President and CCO of First Financial Bank, NA
Norman D. Lowery	$180,400
Vice President and COO of First Financial Bank, NA
Rodger A. McHargue	$179,812
CFO of the Corporation; Vice President and CFO of First Financial Bank, NA
Richard O. White	$170,831
Senior Vice President of First Financial Bank, NA